Mail Stop 6010
Via Facsimile and U.S. Mail


March 30, 2006



Mr. Stanley A. Galanski
President and Chief Executive Officer
The Navigators Group, Inc.
One Penn Plaza
New York, New York 10019

      Re:      The Navigators Group, Inc.
       Form 10-K for Fiscal Year Ended December 31, 2004
	             File No. 0-15886

Dear Mr. Galanski:

We have completed our review of your Form 10-K and have no further comments at this time.

Sincerely,


Kevin Woody
Accounting Branch Chief

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Mr. Martin P. Hughes
Hub International Limited
September 13, 2005
Page 3